UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 08, 2023

McGRATH RENTCORP

(Exact name of Registrant as Specified in Its Charter)

California	000-13292	94-2579843
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5700 Las Positas Road
Livermore, California		94551-7800
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (925) 606-9200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MGRC	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 8, 2023, McGrath RentCorp (the “Company”) entered into a Second Amended and Restated Note Purchase and Private Shelf Agreement (the “Note Purchase Agreement”) with PGIM, Inc. and the holders of Series D and Series E Notes previously issued pursuant to that certain Amended and Restated Note Purchase and Private Shelf Agreement, dated March 31, 2020 (as amended, the “Prior NPA”), among the Company and the other parties to the Amended and Restated Note Purchase Agreement. The Note Purchase Agreement amends and restates, and supersedes in its entirety, the Prior NPA. Pursuant to the Prior NPA, the Company issued (i) $40.0 million aggregate principal amount of its 2.57% Series D Senior Notes due March 17, 2028, and (ii) $60.0 million aggregate principal amount of its 2.35% Series E Senior Notes due June 16, 2026, to which the terms of the Note Purchase Agreement shall apply.

In addition, pursuant to the Note Purchase Agreement, the Company may authorize the issue and sale of additional senior notes (the “Shelf Notes”) in the aggregate principal amount of (x) $300 million minus (y) the amount of other Notes (such as the Series D Notes and Series E Notes) then outstanding, to be dated the date of issue thereof, to mature, in case of each Shelf Note so issued, no more than 15 years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued, of no more than 15 years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in accordance with the Note Purchase Agreement. Shelf Notes may be issued and sold from time to time at the discretion of the Company’s Board of Directors and in such amounts as the Board may determine, subject to prospective purchasers’ agreement to purchase the Shelf Notes. The Company will sell the Shelf Notes directly to such purchasers. The full net proceeds of each Shelf Note will be used in the manner described in the applicable Request for Purchase with respect to such Shelf Note.

The Note Purchase Agreement contains customary representations and warranties. The Company has agreed to customary affirmative and negative covenants for as long as the Notes are outstanding, including, subject to certain exceptions and qualifications, among other things, (i) a maximum leverage ratio; and (ii) a minimum fixed charge coverage ratio.

The Series D Notes, Series E Notes and Shelf Notes are subject to customary events of default, including without limitation, (i) failure to make payments on principal or premium, if any, upon maturity; (ii) failure to pay interest within five business days after the same becomes due and payable; (iii) the Company or any of the Guarantors (as defined below) fails to comply with its various covenants and agreements in the Note Purchase Agreement; (iv) the Company or any of the Guarantors makes false representations and warranties in the documents relating to the Note Purchase Agreement; (v) the Company or any of the Company’s Material Subsidiaries (as defined in the Note Purchase Agreement) fails to pay when due debt obligations in excess of $10,000,000, or such debt obligations may be declared payable earlier than their stated maturity due to breach by the Company or any of the Company’s Material Subsidiaries; (vi) certain insolvency events with respect to the Company or any of its subsidiaries; (vii) the Company or any of its subsidiaries becomes subject to final judgments or orders for payment of money that exceed $10,000,000 in the aggregate and are not within 60 days after entry thereof, bonded, discharged or stayed pending appeal; (viii) the Company incurs liability with respect to certain benefit plans which result or could reasonably be expected to result in payments in excess of $10,000,000; (ix) the documentation related to the Note Purchase Agreement ceases to be in full force and effect; or (x) any Change of Control (as defined in the Note Purchase Agreement) of the Company occurs.

Certain of the Company’s U.S. subsidiaries, Mobile Modular Management Corporation, Enviroplex, Inc. and Vesta Housing Solutions Holdings, Inc. (the “Guarantors”), guarantee the full payment of all the obligations of the Company in connection with the Notes.

The foregoing descriptions do not purport to be complete and are qualified in their entirety by reference to the full text of the Note Purchase Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in “Item 1.01 Entry into a Material Definitive Agreement,” which is incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Note Purchase Agreement dated as of June 8, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McGRATH RENTCORP

Date:	June 13, 2023	By:	/s/ Keith E. Pratt
Keith E. Pratt Senior Vice President and Chief Financial Officer